Exhibit 10-15

AMENDMENT No. 2
to
LONG-TERM EXECUTIVE INCENTIVE SHARE PLAN
of
NEW YORK STATE ELECTRIC & GAS CORPORATION

           The Long-Term Executive Incentive Share Plan (the "Plan") of New York State Electric & Gas Corporation, amended and restated effective May 1, 1998, is hereby amended as follows:

1.  Article I of the Plan is hereby amended to read in its entirety as follows:

"The objective of the Long-Term Executive Incentive Share Plan (the "Plan") is to attract and motivate current and future executives of New York State Electric & Gas Corporation ("NYSEG") and Energy East Corporation ("Energy East") by providing them with the opportunity to receive, in addition to current compensation, long-term incentives which are tied directly to the creation of shareholder value."

2.  Section I of Paragraph II of the Plan is hereby amended to read in its entirety as follows:

"'Energy East Board' shall mean the Board of Directors of Energy East."

3.  The first paragraph of Article IV of the Plan is amended to read in its entirety as follows:

"Eligibility for participation in the Plan is limited to officers of NYSEG or Energy East holding the positions set forth below. Each Plan Participant has an incentive level assigned by Class based on the Class's potential impact on NYSEG's and Energy East's performance which will be used in determining initial awards of Performance Shares. If a Participant holds different offices of NYSEG and Energy East, such Participant shall participate in the Plan [at the highest Incentive Level applicable to such offices.]"

4.  The first sentence of the first paragraph of Article VII of the Plan is amended to read in its entirety as follows:

"If during the term of the Plan, a Participant ceases to be an employee of NYSEG or Energy East by reason of death, retirement, disability (as defined in NYSEG's long-term disability plan), or termination without cause, the Participant (or his or her successor in interest) shall remain a Participant in the Plan and eligible for incentive award payments pursuant to Article IX for all Performance Cycles which were in progress while the Participant was an employee."

5.  The third paragraph of Article VII of the Plan is amended to read in its entirety as follows:

"If a Participant leaves the employee of NYSEG or Energy East (or in the case of an individual described in the prior paragraph, the subsidiary of Energy East) voluntarily or involuntarily, for any reason other than retirement, disability, death, termination without cause, the Participant shall forfeit any payment opportunity for the Performance Cycles in progress and the Performance Shares and Dividend Performance Shares in the Participant's Performance Share Account shall be forfeited and canceled, unless the NYSEG Board determines otherwise."

6.  The following is added as the fourth paragraph of Article VII of the Plan:

"Notwithstanding anything to the contrary contained herein, a Participant who either ceases to be an employee of NYSEG by reason of transfer of employment to Energy East or ceases to be an employee of Energy East by reason of transfer to NYSEG shall remain a Participant in the Plan."

7.  The second sentence of Section C of Article XIII of the Plan is hereby amended to read in its entirety as follows:

"Neither this Plan nor any action taken hereunder shall be construed as giving a Participant any right to be retained in the employ of NYSEG or Energy East."

8.  Section D of Article XIII of the Plan is hereby amended to read in its entirety as follows:

"NYSEG and Energy East shall have the right to deduct from the cash payments made pursuant to Article X any taxes required by law to be withheld with respect to such cash payments."

9.  Section E of Article XIII of the Plan is hereby amended to read in its entirety as follows:

"The NYSEG Board, the Energy East Board or the Committee may adopt procedures allowing Participants to defer any payments they will be entitled to receive under this Plan."